EXHIBIT (d)(5)

PURCHASE AGREEMENT

between

Société Air France

as the Purchaser

and

Rabobank Nederland Participatiemaatschappij B.V.

as the Seller

for the purchase by Société Air France of the depository receipts held by Rabobank

Nederland Participatiemaatschappij B.V. issued in exchange for cumulative preference shares C in the share capital of Koninklijke Luchtvaart Maatschappij N.V.

NautaDutilh

Amsterdam

Place: Amsterdam

Date: 29-9-2003

PURCHASE AGREEMENT

THE UNDERSIGNED

1.	Société Air France, a société anonyme incorporated under the laws of France with a share capital of EUR 1,868,137,539.50 registered under the number 552 043 002 RCS Bobigny and having its registered office at 45, rue de Paris, 95747 Roissy CDG Cedex, France, hereinafter referred to as “AF”;

2.	Rabobank Nederland Participatiemaatschappij B.V., a private company with limited liability incorporated under the laws of the Netherlands, whose registered office is at Utrecht, the Netherlands, hereinafter referred to as “Rabobank”,

WHEREAS

A.	AF and Koninklijke Luchtvaart Maatschappij N.V. (“KL”) have jointly determined that it is in the best interest of their respective groups and shareholders to combine their respective businesses and operations, in order to create a leading airline group (the “Combination”).

B.	In order to achieve the Combination, AF and KL intend to enter into an agreement entitled Framework Agreement (the “Framework Agreement”) pursuant to which AF will make an exchange offer (the “Exchange Offer”) for all of the issued and listed common shares in bearer form in the capital of KL (the “KL Common Shares”) and listed common shares in registered form, represented by certificates registered in New York (New York Registry Shares) of KL (each a “KL NYRS”), in the share capital of KL (the KL Common Shares and the KL NYRSs being hereinafter referred to as the “KL Securities”), with a view to acquiring all the tendered KL Securities, subject to the terms and conditions of the Exchange Offer.

C.	Stichting Luchtvaartbelangen Nederland (the “Foundation”) holds 7,050,000 cumulative preference shares C with a nominal value of 2 euro each issued and outstanding in the share capital of KL (the “Shares”).

D.	The Foundation has issued depository receipts for the Shares (the “Depository Receipts”) to Rabobank which is the sole owner of such Depository Receipts.

E.	AF and Rabobank have agreed that, subject to the Exchange Offer being made and subsequently honoured (gestand gedaan) by AF in compliance with its terms and conditions, Rabobank shall sell and transfer the Depository Receipts to AF and AF shall purchase and accept the Depository Receipts from Rabobank free of any Encumbrance and on the terms and subject to the conditions of this Agreement.

F.	The Foundation has approved the transfer of the Depository Receipts as contemplated by this Agreement and has decided to renew such approval if and when Rabobank or AF requests the Foundation for such renewal in writing.

NOW HEREBY AGREE AS FOLLOWS

1.	INTERPRETATION

1.1.	Definitions

The capitalised terms and expressions in this Agreement shall have the meaning ascribed to them in the Framework Agreement unless otherwise specified in this Agreement:

Business Day	a day (other than a Saturday or a Sunday) on which banks are generally open in the Netherlands and in France

Calculation Date	the date five (5) Business Days prior to the Completion Date

Completion	completion of the sale and purchase of the Depository Receipts in accordance with this Agreement

Completion Date	the date of settlement of the Exchange Offer or such other date as the Parties may agree

Deed of Transfer	the deed to be executed by Rabobank and AF and the Foundation on the Completion Date in the form as attached hereto as Schedule 1

Depository Receipts	the depository receipts issued for the Shares

Encumbrances	means any liens, charges, pledges, encumbrances, security interests, options, rights of first refusal or right of first offer or any agreement, option, undertaking, offer or personal right or other obligation that has the purpose or effect of restricting the ownership or the transferability of the relevant security

Notary	a civil law notary (notaris) of NautaDutilh Amsterdam

Shares	7,050,000 cumulative preference shares C with a nominal value of 2 euro each issued and outstanding in the share capital of KL

Warranties	the representations and warranties on the part of Rabobank as contained in Clause 5 hereof and on the part of AF as contained in Clause 6 hereof

1.2	Interpretation

a.	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

b.	Words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include another gender.

c.	English language words used in this Agreement intend to describe Dutch legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

d.	This Agreement has been drawn up in English. In the event of any discrepancy between the English text of this Agreement or any agreement resulting therefrom and any translation thereof, the English language version shall prevail. Subject to Clause 1.2 (c) the English language version shall also prevail for interpretation purposes.

e.	The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

f.	The headings used in this Agreement are for convenience and reference only and are not to effect the construction of this Agreement or be taken into consideration in the interpretation of this Agreement.

g.	Unless otherwise stated, references to Clauses are to clauses of this Agreement.

2.	SALE AND PURCHASE, PURCHASE PRICE

2.1.	Sale and purchase

Subject to the term and conditions hereof, Rabobank shall sell to AF and AF shall purchase from Rabobank the Depository Receipts.

2.2.	Transfer

On Completion, Rabobank shall sell and transfer (leveren) the Depository Receipts to AF and AF shall purchase and accept the Depository Receipts from Rabobank free from all Encumbrances and together with all rights attaching to them in accordance with the Deed of Transfer, against payment of the purchase price for the Depository Receipts in accordance with Clause 2.3 hereof.

2.3.	Purchase Price

The purchase price payable by AF to Rabobank to be calculated by Rabobank for the Depository Receipts shall be the sum of (i) the original paid in capital, (ii) dividend (at 4,98% per annum) which has been accrued for the period ending as at the Completion Dare but which has not yet been distributed and (iii), the present value of original paid in capital multiplied by the difference between the dividend percentage (4,98%) and the Euro swap rates prevailing at the Calculation Date for the period from the Completion Date until the next dividend reset date (14 August 2006), non compounded.

3.	CONDITIONS PRECEDENT

3.1.	Completion is conditional on

(i)	the board of the Foundation having approved (and, to the extent required, having renewed its approval) the transfer of the Depository Receipts contemplated herein no earlier than three months before the Completion Date; and

(ii)	to the extent required, Rabobank Nederland having approved the transaction contemplated hereby; and

(iii)	the situation as provided for in article 4.3 of the articles of association of the Foundation has not occurred, and the underlying shares have not been transferred or cancelled; and

(iv)	the honouring (gestanddoening) of the Exchange Offer.

3.2.	The conditions precedent set out in Clause 3.1 (i), (iii) and (iv) are for the benefit of both Parties and may not be waived without the written consent of the Parties. The condition precedent set out in Clause 3.1 (ii) is for the benefit of Rabobank and may be waived by Rabobank. Rabobank shall exercise best efforts to obtain the approval of Rabobank Nederland as soon as possible after the date hereof. AF and Rabobank Nederland shall exercise best efforts to obtain the approval or the renewal as mentioned in Clause 3.1 (i) in a timely manner before the Completion Date.

3.3.	Without prejudice to Clause 8.4 hereof: if the condition precedent set out in Clause 3.1 (i) has not been fulfilled by 31 October 2004 and (ii) if the other conditions precedent have not been fulfilled or waived by 31 December 2004 (or such later date as the Parties may agree in writing), this Agreement shall terminate with immediate effect, unless the parties agree otherwise (without further notice required), except for this Clause, the Clauses headed “Confidentiality”, “Miscellaneous”, “Governing Law and Disputes”, and “Interpretation”, all the other Clauses of this Agreement shall lapse (vervallen) and cease to have effect.

4.	COMPLETION

4.1.	Completion shall take place at the offices of the Notary at 10.00 am. or at such other time as the Parties may agree on the Completion Date.

4.2.	If at the Completion Date a Party is temporarily unable to perform a Completion action, the Parties will both exercise best efforts to agree on a date for Completion as soon as possible.

4.3.	On the Completion Date, prior to Completion, AF will pay the purchase price for the Depository Receipts as provided for in Clause 2.3 hereof by wire transfer into an account designated by Rabobank no later than 10 days prior to the Completion Date.

4.4.	On the Completion Date the Depository Receipts shall be sold and transferred to AF pursuant to the Deed of Transfer.

4.5.	Rabobank hereby grants AF an irrevocable power of attorney to execute the Deed of Transfer on behalf of Rabobank, subject only to (i) receipt of the purchase price as set out in Clause 4.3 hereof, and (ii) fulfilment of the conditions precedent set out in Clause 3.1 hereof.

5.	WARRANTIES AND COVENANTS

5.1.	Rabobank represents and warrants (garandeert) to AF that:

a.	it is the sole legal and beneficial holder and owner of the Depository Receipts and the Depository Receipts are free from all Encumbrances;

b.	no further consent, approval or authorisation of any governmental agency or other person is required by it for the entry into and the performance of its obligations under this Agreement, other than the approvals mentioned in Clause 3.1; and

c.	subject to the conditions mentioned in Clause 3.1 sub (i) and (ii) having been fulfilled, it has all relevant authority to transfer the Depository Receipts together with aIl rights attaching to them and there are no applicable restrictions or limitations pertaining to the Depository Receipts other than those provided for in the articles of association and the terms of administration of the Foundation.

5.2.	Rabobank covenants to AF that until Completion it shall not sell, transfer, dispose of or encumber the Depository Receipts and that it shall not exchange the Depository Receipts for the underlying Shares.

5.3.	Rabobank will pay to AF all damages, liabilities, losses and costs of AF incurred as a result of the breach of a Warranty determined in accordance with article 6:96 Dutch CiviI Code. Rabobank’s total liability is limited to the amount of the purchase price for the Depository Receipts as meant in Clause 2.3.

5.4.	Any payment made by Rabobank in respect of a breach of the Warranties shall be deemed to be a reduction the purchase price for the Depository Receipts as provided for in Clause 2.3 hereof.

6.	AF WARRANTIES

6.1.	AF represents and warrants (garandeert) to Rabobank that:

a.	it has the requisite power and authority to enter into and perform this Agreement;

b.	this Agreement has been duly authorised and executed by it and constitutes a binding obligation on it;

c.	compliance with the terms of this Agreement does not and will not conflict with or constitute a default under: (i) any provision of its articles of association (or equivalent documents); or (ii) any lien, lease, order, judgement, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound;

d.	no further consent, approval or authorisation of any governmental agency or other person is required by it for the entry into and the performance of its obligations under this Agreement.

6.2.	AF will pay to Rabobank all damages, liabilities, losses and costs of Rabobank incurred as a result of the breach of a Warranty determined in accordance with article 6:96 Dutch Civil Code. AF’s total liability is limited to the amount of the purchase price for the Depository Receipts as meant in Clause 2.3

7.	CONFIDENTIALITY

7.1.	No Party shall make or permit any person connected with it to make any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion.

7.2.	AF shall and shall procure that each member of its group as the same may be composed from time to time shall keep confidential all information provided to them by or on behalf of Rabobank or otherwise obtained by or in connection with this Agreement which relates to Rabobank.

7.3.	Rabobank shall keep confidential all information provided to it by or on behalf of AF or otherwise obtained by or in connection with this Agreement which relates to AF or any member of its group.

7.4.	Nothing in this Clause 7 prevents any announcement being made or any confidential information being disclosed:

a.	with the written approval of the other Party, which in the case of any announcement shall not be unreasonably withheld or delayed; or

b.	to the extent required by law or any competent regulatory body, subject to the Party required to disclose any confidential information promptly notifying the other Party, where practicable and lawful to do so, before disclosure occurs and co-operating with the other Party regarding the timing and content of such disclosure or any action which the other Party may reasonably elect to take to challenge the validity of such requirement.

8.	MISCELLANEOUS

8.1.	Partial invalidity

In the event that a provision of this Agreement is invalid, illegal, not binding, or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, in view of the Agreement’s substance and purpose, such remainder is not inextricably related to and therefore inseverable from the invalid, illegal, not binding or unenforceable provision.

If and when an event as described in the previous paragraph occurs, the Parties shall make every effort to reach agreement on a new clause which differs as little as possible from the invalid, illegal, not binding or unenforceable provision, taking into account the substance and purpose of this Agreement.

8.2.	No rescission

The Parties hereby waive (i) their rights under Articles 6:265 to 6:272 of the Dutch Civil Code to rescind (“ontbinden”), or demand in legal proceedings the rescission (“ontbinding”) of, this Agreement and (ii) their rights to demand in legal proceedings annulment (“vernietiging”) of this Agreement.

8.3.	Assignment

No Party may assign any of its rights or transfer any of the obligations under this Agreement without the prior written consent of the other Party

8.4.	Termination

Without prejudice to Clause 3.3, this Agreement shall automatically terminate if (i) the Exchange Offer is withdrawn by AF, or if KLM announces by way of a public statement that it shall not or no longer recommend the Exchange Offer, (ii) the situation as provided for in article 4.3 of the articles of association of the Foundation has occurred, or the underlying shares have been transferred or cancelled, or (iii) the Exchange Offer has not been completed by AF by 31 December 2004, but shall otherwise remain in full force and effect until Rabobank no longer hoIds any Depository Receipts.

8.5.	Costs

All reasonable costs (excluding internal costs) which Rabobank has incurred or must incur in preparing, concluding or performing this Agreement shall be borne by AF.

9.	GOVERNING LAW AND DISPUTES

9.1.	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

9.2.	In the event a dispute between the Parties arises out or in connection with this Agreement, including any question concerning its validity, termination, interpretation, performance, operation, enforcement or breach, such dispute shall firstly be submitted to settlement proceedings under the ICC Rules of Optional Conciliation of the International Chamber of Commerce for settlement. Settlement shall be conducted by a sole conciliator appointed in accordance with said rules. The place of settlement shall be Brussels. The conciliation procedure shall be conducted in the English language. If the dispute has not been settled pursuant to said rules within five business days following the filing of a request for conciliation or within such other period as the Parties may agree in writing, such dispute shall be finally settled in accordance with the rules of arbitration of the International Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators appointed in accordance with said rules. The place of arbitration shall be Brussels, Belgium. The arbitral procedure shall be conducted in the English language.

Signed in two copies by

Société Air France	Rabobank Nederland Participatiemaatschappij B.V.

/s/ JEAN-CYRIL SPINETTA	/s/ R. BATSTRA
By:	By:	R. Batstra (duly authorised on the basis of a power of attorney)

On: 16 October 2003	On: 29-9-2003

DEED OF TRANSFER

between

Société Air France

as the Purchaser

Rabobank Nederland Participatiemaatschappij B.V.

as the Seller

and

Stichting Luchtvaartbelangen Nederland

as the Foundation

for the acquisition by Société Air France of the depository receipts held by Rabobank

Nederland Participatiemaatschappij B.V. issued in exchange for cumulative preference shares C in the share capital of Koninklijke Luchtvaart Maatschappij N.V.

NautaDutilh

Amsterdam

Place: Amsterdam

Date: [date]

THE UNDERSIGNED

1.	Société Air France, a société anonyme incorporated under the laws of France with a share capital of EUR 1,868,137,539.50 registered under the number 552 043 002 RCS Bobigny and having its registered office at 45, rue de Paris, 95747 Roissy CDG Cedex, France, hereinafter referred to as “AF”;

2.	Rabobank Nederland Participatiemaatschappij B.V., a private company with limited liability incorporated under the laws of the Netherlands, whose registered office is at Utrecht, the Netherlands, hereinafter referred to as “Rabobank”;

3.	Stichting Luchtvaartbelangen Nederland, a foundation (stichting) incorporated under the laws of the Netherlands, registered under number 33305622, and having its registered office at Amstelveen, the Netherlands, hereinafter referred to as the “Foundation”,

WHEREAS

A.	the Foundation holds 7,050,000 cumulative preference shares C with a nominal value of 2 euro each issued and outstanding in the share capital of Koninklijke Luchtvaart Maatschappij N.V. (“KL”), hereinafter referred to as the “Shares”.

B.	The Foundation has issued depository receipts for the Shares (the “Depository Receipts”) to Rabobank which is the sole legal and beneficial owner of such Depository Receipts.

C.	By a purchase agreement dated [ ] (the “Agreement”), entered into by AF and Rabobank (the “Parties”), the Parties have agreed that Rabobank shall sell and transfer the Depository Receipts to AF and AF shall purchase and accept the Depository Receipts from Rabobank free from all Encumbrances (as defined in the Agreement) and on the terms and subject to the conditions of the Agreement.

D.	The condition precedent set out in clause 3.1 of the Agreement has been [fulfilled/waived].

E.	AF and Rabobank now wish to effect the sale, purchase and transfer of the Depository Receipts.

NOW HEREBY AGREE AS FOLLOWS

PURCHASE AGREEMENT

Article 1.

On the terms and conditions of the Agreement and this present agreement (hereinafter collectively the “Purchase Agreement”), Rabobank hereby sells to AF and AF hereby purchases from Rabobank the Depository Receipts.

PURCHASE PRICE

Article 2.

The purchase price for the Depository Receipts is set forth in the Agreement and shall be settled in accordance with the applicable provisions of the Agreement.

TRANSFER

Article 3.

Pursuant to the Purchase Agreement, Rabobank hereby transfers the Depository Receipts to AF, which accepts this transfer.

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NO RESCISSION

Article 4.

AF and Rabobank hereby waive (i) their rights under Articles 6:265 to 6:272 of the Dutch Civil Code to rescind (“ontbinden”), or demand in legal proceedings the rescission (“ontbinding”) of, the present sale, purchase and transfer of the Depository Receipts and (ii) their rights to demand in legal proceedings annulment (“vernietiging”) of the present sale, purchase and transfer of the Depository Receipts.

TRANSFER RESTRICTION PROVISIONS

Article 5.

The transfer restriction provisions in the Foundation’s articles of association have, in respect of the transfer of the Depository Receipts by this present agreement, been duly observed, as is evidenced by a written resolution of the Foundation’s board dated [            ] 2003.

NOTIFICATION

Article 6.

AF and Rabobank hereby notify the transfer of the Depository Receipts by this present agreement to the Foundation, which hereby acknowledges receipt of such notification.

GOVERNING LAW AND DISPUTES

Article 7.

1.	This agreement shall be governed by and construed in accordance with the laws of the Netherlands.

2.	The provisions of clause 10.2 of the Agreement relating to disputes shall apply mutatis mutandis to any dispute arising out or in connection with this agreement.

Signed in three copies on [                    ] 2004 by

Société Air France

By:

Rabobank Nederland Participatiemaatschappij B.V.	Rabobank Nederland Participatiemaatschappij B.V.

By:	By:

Stichting Luchtvaartbelangen Nederland	Stichting Luchtvaartbelangen Nederland

By:	By:

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